Exhibit 11


                 MOTOROLA, INC. AND CONSOLIDATED SUBSIDIARIES
                PRIMARY AND FULLY DILUTED EARNINGS PER COMMON
                         AND COMMON EQUIVALENT SHARE
          THREE MONTHS ENDED SEPTEMBER 30, 1995 AND OCTOBER 1, 1994
                  (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)

                                                  Three Months Ended
                                                  Sept. 30,  Oct. 1,
                                                  1995        1994
Net Income                                      $   496    $   380
Add:
Interest on Zero coupon notes due 2009
   and 2013, net of tax and effect of
   executive incentive and employee
   profit sharing plans                                1         3
Adjusted net income                              $   497   $   383

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - PRIMARY:

Weighted average common shares outstanding         589.3      561.6
Common equivalent shares:
   Stock options                                    13.1       12.3
   Zero coupon notes due 2009 and 2013               7.2       15.2
Common and common equivalent
   shares - primary (in millions)                  609.6      589.1

Net earnings per share - primary                 $   .81    $   .65

EARNINGS PER COMMON AND COMMON EQUIVALENT
  SHARE - FULLY DILUTED:

Weighted average common shares outstanding         589.3      561.6
Common equivalent shares:
   Stock options                                    14.6       12.9
   Zero coupon notes due 2009 and 2013               7.2       15.2
Common and common equivalent
   shares - fully diluted (in millions)            611.1      589.7

Net earnings per share - fully diluted           $   .81     $  .65